Exhibit 99.1

Alere Inc. Announces Update on Form 10-K

WALTHAM, Mass., July 14, 2016 – Alere Inc. (NYSE: ALR) (the “Company”) announced today certain preliminary unaudited financial information for the fiscal year ended December 31, 2015 and the three months ended March 31, 2016.  The Company also provided an update on its plans for its upcoming Annual Report on Form 10-K for 2015 (the “2015 Form 10-K”).

As previously disclosed on May 10, 2016, the Company successfully completed consent solicitations relating to the Company’s 6.500% Senior Subordinated Notes due 2020, 6.375% Senior Subordinated Notes due 2023 and 7.250% Senior Notes due 2018 (collectively, the “Notes”).  Pursuant to these consent solicitations, the holders of each series of Notes agreed to extend the deadline for delivery of certain financial information, including the 2015 Form 10-K, until 5:00 p.m., New York City time, on August 31, 2016, provided that, on or prior to 5:00 p.m., New York City time, on July 15, 2016, the Company must (i) provide certain estimated financial information for fiscal year 2015 and the first quarter of 2016 and (ii) pay or cause to be paid to the consenting holders of the Notes a further cash payment equal to $5.00 for each $1,000 aggregate principal amount of such holders’ Notes (the “Third Extension Fee”).  The Company has issued this press release to provide holders of the Notes with the estimated financial information required pursuant to these consent solicitations.  The Company will pay or cause to be paid the Third Extension Fee to the consenting holders of the Notes on July 15, 2016.

2015 Form 10-K Update

As previously disclosed on March 15, 2016, the Company was unable to file the 2015 Form 10-K by March 15, 2016 because it was conducting an analysis of certain aspects of the timing of revenue recognition, more specifically, revenue cutoff, in Africa and China for the years ended December 31, 2013, 2014 and 2015 (and each of the quarters in 2014 and 2015), and would not be able to file the 2015 Form 10-K until this analysis was completed.  Over the past four months, the Company has worked diligently to complete this analysis as promptly as practicable.  The Company has reviewed hundreds of customer contracts and thousands of individual revenue transactions to determine whether revenue related to these contracts and transactions was recognized in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

During this review, we determined that, in fiscal years 2013 and 2014 and the first three quarters of fiscal year 2015, we had incorrectly recorded the timing of recognition of certain revenue transactions for such periods.  Specifically, the misstatement in the application of U.S. GAAP rules regarding the timing of revenue recognition that have been identified to date primarily relate to: (i) transactions, principally in Africa, in which we recognized revenue when the product shipped to the distributor, but we contractually retained title in the products until the distributor paid for the products in full or the distributor was not obligated to pay us until the products were sold through to the end-user; (ii) “bill and hold” transactions, principally in China, which did not meet the criteria for revenue recognition under U.S. GAAP; and (iii) other transactions, in which we recognized revenue prior to full satisfaction of all contractual criteria for title and risk of loss passing to the customer.

The misstatements identified to date would not impact the total amount of revenue to be recorded related to any transaction, other than in connection with establishing a returns allowance for our Indian subsidiary that is not material in amount. However, these misstatements would require adjustments to the period in which certain revenues were recognized so that such revenues are recognized in the period in which physical delivery occurred as defined by the contractual relationship; or title and risk of loss had transferred to the buyer; or the buyer had the contractual obligation to pay the amounts invoiced, as required by U.S. GAAP revenue recognition rules and our accounting policy relating to revenue recognition.

While the Company is continuing to work diligently to complete this review, the Company does not currently expect that any of these misstatements identified to date would be material, individually or in the aggregate, to any of our previously-issued quarterly or annual financial statements.  Although the effect of the misstatements discovered to date is not expected to be material, individually or in the aggregate, to any of our previously-issued financial statements, the Company currently expects that the cumulative effect of reflecting these misstatements in the current year would be material to the year ended December 31, 2015.  Accordingly, the Company currently expects to revise our previously-issued annual financial statements for the fiscal years ended December 31, 2013 and 2014 and the interim financial statements for periods ended March 31, June 30 and September 30, 2015.

Both the revised 2013 and 2014 financial statements and the 2015 financial statements are expected to be filed with the Securities and Exchange Commission (the “SEC”) in the upcoming 2015 Form 10-K.  The Company expects to revise our previously issued interim quarterly financial statements within the fiscal year ended December 31, 2015 in the periodic reports we will file with the SEC for the quarters in 2016.

Management is continuing to assess the Company’s disclosure controls and procedures and internal control over financial reporting.  Management, in consultation with the audit committee of the board of directors of the Company, expects to conclude that one or more material weaknesses exist in the Company’s internal control over financial reporting in the areas of revenue recognition and income taxes and that, as a result, internal control over financial reporting and disclosure controls and procedures were not effective as of December 31, 2015.  The Company will include an evaluation of the Company’s internal control over financial reporting and disclosure controls and procedures in the 2015 Form 10-K.

The Company is continuing to work diligently to conclude its review and file the 2015 Form 10-K as soon as practicable.  The Company also expects to report its financial results for the first quarter of 2016 shortly after the filing of the 2015 Form 10-K.

 Information Regarding Preliminary Unaudited Results

The financial results presented in this release are preliminary and may change. These preliminary results include calculations that have been prepared by Alere management and have not been reviewed or audited by our independent registered public accounting firm. There can be no assurance that Alere's actual financial results will not materially differ from the preliminary unaudited financial data presented herein.  Actual results may differ for a number of reasons, including the impact of any changes that may be required as a result of the ongoing review by Alere of revenue recognition and other adjustments that may be made in connection with the finalization of the fiscal year 2015 financial statements and the finalization of the financial statements for the three months ended March 31, 2016 (which may also impact the financial results for any other period presented herein).  In addition, the preliminary unaudited financial data presented for the periods ended December 31, 2015 and March 31, 2016 are summary in nature and should not be viewed as a substitute for the full financial information prepared in accordance with U.S. GAAP, which is expected to be filed with the SEC as soon as practicable.  Please see the “2015 Form 10-K Update” and “Cautionary Statement Regarding Forward-Looking Statements” sections of this press release for further information.

Summary Preliminary Financial Results for the Year Ended December 31, 2015 and the Three Months Ended March 31, 2016

Alere estimates revenues between $2,447 million and $2,477 million, net income from continuing operations between $10 million and $25 million and earnings before interest, taxes, depreciation and amortization and other non-cash items such as stock-based compensation expense and impairment gain and loss on dispositions, or “Non-GAAP adjusted EBITDA”, between $505 million and $520 million for the fiscal year ended December 31, 2015.

Alere also estimates revenues between $573 million and $593 million, net income (loss) from continuing operations between $(8) million and $2 million and Non-GAAP adjusted EBITDA between $106 million and $116 million for the three months ended March 31, 2016.

This preliminary financial information is also detailed in Table 1 below.

Table 1: Summary Preliminary Financial Results

	Fiscal Year Ended	Three Months Ended
	December 31, 2015	March 31, 2016
Unaudited; dollars in millions

Revenue	$2,447 - 2,477	$573 - 593
Net Income (Loss) from Cont. Ops	$10 - 25	$(8)-2
Non-GAAP Adjusted EBITDA (1)	$505 - 520	$106 - 116

(1)
Non-GAAP adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net income as a measure of operating performance or cash flows or as a measure of liquidity.  Non-GAAP adjusted EBITDA, as presented above, is defined as net income (loss) plus interest expense, net, income tax provision (benefit), depreciation and amortization and other non-cash items such as stock-based compensation expense and impairment gain and loss on dispositions. In prior earnings press releases, the Company referred to this measure as “Non-GAAP EBITDA.”  A reconciliation of Non-GAAP adjusted EBITDA to the most directly comparable U.S. GAAP measure, net income (loss) from continuing operations, is provided below:

	Fiscal Year Ended		Three Months Ended
	December 31, 2015		March 31, 2016
Unaudited; dollars in millions

Net Income (Loss) from Cont. Ops		$10 - 25		$(8)-2
Interest expense, net	$	~212	$	~41
Income tax provision (benefit)	$	~(40)	$	~(1)
Depreciation and amortization	$	~305	$	~68
Non-cash stock-based compensation expense	$	~26	$	~10
Non-cash adjustments to fair value of acquisition-related contingent consideration	$	~(58)		$–
Impairment and loss on dispositions, net	$	~51	$	~(4)
Write-off of acquisition-related obligation	$	~(3)		$–
Adjustment related to acquired software license contracts	$	~1		$–
Non-cash write-off of an investment	$	~1		$–
Non-GAAP Adjusted EBITDA		$505 - 520		$106 - 116

Cash and Cash Equivalents and Total Debt

The Company’s unaudited cash and cash equivalents and total debt at December 31, 2015 and March 31, 2016 are detailed in Table 2 below.  As of December 31, 2015 and March 31, 2016, there was $150 million outstanding in 3% convertible senior subordinated notes due May 15, 2016 (the “Convertible Notes”) included in Alere’s short-term debt and total debt balances.  On May 15, 2016, the Company paid approximately $152 million in cash to repay the principal and accrued interest on the Convertible Notes at maturity, and the remainder of the Convertible Notes were settled in shares of common stock of the Company.  This cash payment was financed using cash on hand and a borrowing of $125 million under our secured revolving credit facility.

Table 2: Preliminary Unaudited Cash and Unaudited Balances

	As of
	December 31, 2015	March 31, 2016
	Unaudited; dollars in millions

Cash and cash equivalents	$502	$492
Restricted cash – current and non-current	$49	$50
Short-term debt and current portion of long-term debt	$200	$193
Long-term debt, net of current portion	$2,865	$2,824
Total Debt	$3,065	$3,017

 Non-GAAP Information

To supplement the financial measures prepared in accordance with U.S. GAAP, the Company uses Non-GAAP adjusted EBITDA, which is a non-GAAP financial measure.  The reconciliations of Non-GAAP adjusted EBITDA to net income (loss) from continuing operations, the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, is shown in the table in this press release.  The Company believes Non-GAAP adjusted EBITDA is useful to investors because it is commonly used by investors to assess the unleveraged, pre-tax financial performance and operating results of ongoing business operations.  The Company’s management also uses Non-GAAP adjusted EBITDA because the Company’s management also believes that Non-GAAP adjusted EBITDA can be a useful measure to evaluate the potential operating performance and cash flows of the Company based on operational factors. It should also be noted that all companies do not calculate Non-GAAP adjusted EBITDA in the same manner and, accordingly, Non-GAAP adjusted EBITDA presented in this press release may not be comparable to similar measures used by other companies.

About Alere

Alere believes that when diagnosing and monitoring health conditions, Knowing now matters™. Alere delivers reliable and actionable information through rapid diagnostic tests, resulting in better clinical and economic healthcare outcomes globally. Headquartered in Waltham, Mass., Alere focuses on rapid diagnostics for infectious disease, cardiometabolic disease and toxicology.

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Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Readers can identify these statements by forward-looking words such as “may,” “could,” “should,” “would,” “intend,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “continue,” “goal”, “can” or similar words.  A number of important factors could cause actual results of the Company and its subsidiaries to differ materially from those indicated by such forward-looking statements.  These factors include, but are not limited to, (i) the risk that the proposed merger with Abbott Laboratories (“Abbott”) may not be completed in a timely manner or at all; (ii) the failure to receive, on a timely basis or otherwise, the required approval of the proposed merger with Abbott by Alere’s stockholders; (iii) the possibility that competing offers or acquisition proposals for Alere will be made; (iv) the possibility that any or all of the various conditions to the consummation of the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the Agreement and Plan of Merger (the “Merger Agreement”) among Alere and Abbott pursuant to which Abbott will acquire Alere, including in circumstances which would require Alere to pay a termination fee or other expenses; (vi) the effect of the announcement or pendency of the transactions contemplated by the Merger Agreement on Alere’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; (vii) risks related to diverting management’s attention from Alere’s ongoing business operations; (viii) the risk that stockholder litigation in connection with the transactions contemplated by the Merger Agreement may result in significant costs of defense, indemnification and liability, (ix) the risk that the analysis discussed above is not completed in a timely manner, (x) the risk that the failure by Alere to file the 2015 Form 10-K or Alere’s subsequent Quarterly Reports on Form 10-Q in a timely manner could lead to the acceleration of the maturity of certain of Alere’s indebtedness, (xi) the possibility that the analysis discussed above uncovers an error or misstatements in revenue recognition which require adjustment which may be material, or material weaknesses in the Company’s internal controls over financial reporting, (xii) risks relating to the ongoing investigations by the SEC and the United States Department of Justice, (xiii) the risk that these or other risk factors impact the expected timing of the filing of the 2015 Form 10-K, and (xiv) the risk factors detailed in Part I, Item 1A, “Risk Factors,” of our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2014 (as filed with the SEC on March 5, 2015, as amended on April 30, 2015, May 28, 2015 and November 13, 2015) and other risk factors identified herein or from time to time in our periodic filings with the SEC.  Readers should carefully review these risk factors, and should not place undue reliance on our forward-looking statements.  These forward-looking statements are based on information, plans and estimates at the date of this report.  The Company undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Investor Relations
Juliet Cunningham
Vice President, Investor Relations ir@alere.com
858.805.2232